Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Announces Closing of Royalty License & Loan Agreement in China

Celsius to Receive $12.25 Million Repayment of Investment Over Five-Year Term Note

Boca Raton, FL (March 26, 2019) –Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the closing of the previously executed definitive agreement to establish a royalty license and repayment of investment agreement with Qifeng Food Technology (Beijing) Co., Ltd. In addition to the royalty license fee, Qifeng Food will repay Celsius $12.25 million, which the company invested into the China market over a five-year loan term.

“With the closing of the definitive agreement, Celsius will receive over $19 million through the initial five-year term of the agreement, including $12.25 million in repayment of invested capital and $6.9 million from the royalty license fee,” commented John Fieldly, CEO of Celsius Holdings. “We believe this new structure maximizes shareholder value by eliminating future capital requirements while creating a structure that is well positioned to rapidly gain market share in China. This innovative structure also provides us with strong upside opportunity from the royalty and license structure as well as the $12.25 million of invested capital we will receive.”

Celsius Holding’s investment into the Mainland China market prior to the signing of the definitive agreement of $12.25 million shall be returned to Celsius Holdings over a five-year loan term at an interest rate of 5% on outstanding loan principal up to $5 million and 2% on outstanding loan principal in excess of $5 million. Total loan interest will be accrued and is payable together with each annual installment of loan principal.

The terms of the royalty license agreement remain the same. Over the first five years of the license agreement, there is a guaranteed $6.9 million license fee paid to Celsius in annual increments (2019 to 2023). Subsequently, in 2024, Celsius will receive an annual license fee equal to 3% of sales if unit volume is less than 3 billion cans in a calendar year, 2.5% if volume exceeds 3 billion cans but less than 6 billion cans in a calendar year and 2% if sales volume exceeds 6 billion cans in a calendar year, which translates to a minimum of approximately $2.2 million in any given year.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Stevia Line is an extension of the original line offering naturally-caffeinated and naturally-sweetened and is available in five refreshing sparkling and non-sparkling flavors.

CELSIUS HEAT™ expands our portfolio and offers an additional 100mg of caffeine than the Original and Stevia extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in five carbonated flavors and was developed for those seeking a bolder version of the Original and Stevia line extension – which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through dominant fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many more.

*CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings, Inc.’s future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.